Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into (1) the Registration Statement on Form S-8 (No. 333-215124) (including any amendments or supplements thereto, related appendices, and financial statements) of WildHorse Resource Development Corporation (the "Registration Statement")  and (2) the 2016 annual report on Form 10-K (the "Annual Report") of WildHorse Resource Development Corporation of (a) our report, dated January 25, 2017, with respect to our audit of estimates of proved reserves and future net revenues as of December 31, 2016 for WildHorse Resources II, LLC, a wholly owned subsidiary of WildHorse Resource Development Corporation and (b) our report, dated January 26, 2017, with respect to our audit of estimates of proved reserves and future net revenues as of December 31, 2016 for Esquisto Resources II, LLC, WHE AcqCo., LLC, and Petromax E&P Burleson, LLC, all of which are wholly owned subsidiaries of WildHorse Resource Development Corporation. We also hereby consent to all references to our firm or such reports included in or incorporated by reference into such Registration Statement and Annual Report.

Very truly yours,

/s/ W. Todd Brooker, P.E.	[Seal]

W. Todd Brooker, P.E.
Senior Vice President
Cawley, Gillespie & Associates
Texas Registered Engineering Firm F-693

Austin, Texas
March 31, 2017